Exhibit 99.1

FINAL TRANSCRIPT

VTSS.PK - Q4 2009 Vitesse Semiconductor Earnings Conference Call

Event Date/Time: Dec. 14. 2009 / 9:30PM GMT

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CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - President, CEO

Richard Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

John Smith

• Analyst

Robert Dandy

• Analyst

Andrew Bake

• Analyst

Hector Cappata

• Analyst

David Shell

• Analyst

PRESENTATION

Operator

Good afternoon. My name is Christian and I will be your conference operator today. At this time, I would like to welcome everyone to the Vitesse Semiconductor Q4 fiscal year 2009 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Thank you. I will now turn the call over to our host, Mr. Chris Gardner, CEO. Sir, you may begin your conference.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you, Christian. Good afternoon and welcome to our earnings call to review our recently released financials for fiscal 2009. I’m here today with Rich Yonker, our CFO. The press release announcing results was issued today and you can find it in our website at Vitesse.com. Complete financial information for the quarter and for the year is available on our Form 10-K as well as the website.

Before I begin, I would like to review the Safe Harbor statement. All statements included or incorporated by reference during this call for analysts and investors were announced in our fiscal year end earnings release or other than statements or characterizations of historical fact are forward-looking statements within the meaning of the Safe Harbor provision section 21E of the Securities Exchange Act of 1934. These forward-looking statement provide current expectations of events based on certain assumptions include any statement that does not directly discuss any historical fact or current facts. These forward-looking statements are based on current expectations, estimates, and projections about our business, industry, management’s beliefs and certain assumptions made by us, all of which are subject to change.

Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed during this conference call. The Company refers investors to documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year September 30, 2009, and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important information that could cause actual results to differ from current expectations, and from forward-looking statements contained in this conference call.

Furthermore, the Company is under no obligation to and expressly disclaims any obligation to update or alter any of the forward-looking statements contained in this call, whether as a result of new information, further events or otherwise, unless required to do so by law.

So I’d like to start today with the issue of our 2024 convertible debentures. As we’ve announced, we completed in October the restructuring of our $97 million, 2024 debentures and our $30 million senior loan. This restructuring was concluded after more than a year of effort. In November 2008, we formed a strategic development committee, including the Board of Directors, to search for possible solutions that would advance the interest of shareholders. Together with our advisors we considered and evaluated a broad range of alternatives. As part of that process, we entered into discussions with more than 30 parties including strategic buyers and private equity investors, as well as the primary holders of the existing debt. Seven parties submitted proposals, and five firms conducted due diligence with the intent of entering into definitive agreements to potentially refinance or acquire the Company.

In the end, the Board concluded that the only viable alternative was a debt restructuring that was entered into on October 16th, 2009. While the debt restructuring transaction was dilutive to our shareholders, it resolve all issues related to the Company’s debt and provides the Company with a strong balance sheet. It removes the substantial challenges that we have faced in the last 12 months and allows us to focus on growing our business. Importantly, it provides stability and certainty for our customers and for our employees. We fully expect to see additional benefits in the marketplace as we compete from a position of financial strength.

In 2009, we prioritized this restructuring effort in front of our meeting of shareholders. Now complete, we have scheduled two shareholder meetings. Our first special meeting of shareholders is scheduled for January 7th, 2010. In this meeting, we ask shareholders to support our plan to increase the number of outstanding shares to effectuate the potential conversion of our new $50 million debenture and to provide the Board the authority to perform a reverse split of the stock, such that we can achieve a greater than $4 share price that is needed to begin the NASDAQ re-listing process.

Our second meeting is the annual meeting of shareholders, now tentatively scheduled for May 11th, 2010. We will be distributing a proxy statement for this meeting in the late March, early April time frame. We understand that these meetings have been a long time in coming. We certainly encourage all shareholders to participate by reading the proxy and voting their shares. And we look forward to seeing as many of you as possible in person.

Before I turn it over to Rich, I’d like to welcome two new members to our Board of Directors. James Hugar and Grant Lyon joined us on October 30, 2009. Both bring with them extensive experience and talents. I’m confident they will provide the wisdom and leadership needed to take Vitesse forward into 2010 and beyond. In addition, I would like to send my profound thanks to three exiting Board members, Robert Lundy, Guy Adams, and Willow Shire. They served the Vitesse shareholders through a very challenging time. I can’t say enough about the level of efforts and their commitments to the Company. We’re actively recruiting to fill two additional Board seats. We expect to make announcements in this regard within the next quarter or so.

With that, let me turn it over to Rich, who will review our financial results for the quarter.

Richard Yonker - Vitesse Semiconductor - CFO

Thanks, Chris. Before reviewing the highlights of Q4 and the 2009 financials, I’d like to update you on three business matters. First, I’d like to recap the bondholder deal which was consummated in October.

First, the preconstruction debt was $140 million, $30 million of that was senior and $110 million was in bond holder debt. In the bond holder transaction, to reconstruct the debt, $5 million of cash went to the senior, $10 million of cash went to the bond holders and $50 million of debt was converted to equity for a total of $65 million of debt was removed from the balance sheet. Post deal, there remains $25 million of senior debt, which is at 8.5%, which is due October 2011. $50 million of new bondholder facility at 8%, due October 2013. For a total of $75 million long-term debt remaining on the balance sheet. The debt service increased from a total of $4 million to $6.2 million. The share count is as follows. 230 million shares, pre-deal, 480 million shares post deal, and 700 total shares if the $50 million of bond holder debt is converted.

Secondly, as part of the deal, shareholder approval is required to issue the additional shares to meet the needs of the $50 million convertible option. The Company has scheduled the special shareholder meeting on January 7th. Please remember to vote. Finally, in 2009, we had two major fiscal goals and both were achieved. We said in spite of the macroeconomic situation in 2009, we would be cash flow neutral from end of 2008 to the end of 2009. Not including the $16 million resolution of the KPMG litigation, the cash balance increased from $37 million ending 2008 to over $41 million at the end of 2009. Also, we achieved the SOX 404 compliance to remediate seven of the nine material weaknesses.

Now the major sequential Q3 to Q4 balance sheet changes. Inventory decreased to $18.8 million in Q4, from $23.9 million in Q3, as we continue to improve manufacturing cycle time. Accounts receivable returned to normal operating levels at $11.4 million. Accounts payable remained at normal operating levels at $14.2 million. Cash increased from $57.4 million in Q4, from $51.4 million, primarily due to the decrease in both inventory and accounts receivables.

The major sequential changes in the Q3 to Q4 income statement are as follows. Product revenue increased 8% sequentially, $39.2 million in Q4, versus $36.4 million in Q3. Product gross margin was 48% in Q4, down from 52% in Q3, primarily due to product mix. R&D expenses remained at planned levels as progress on new products remained a priority for 2010 and beyond. In 2010, we expect an increase of approximately $10 million over the current annual run rate, due to increased investments in assets from new products. Excluding a 2.9 tax refund and costs associated with our refinancing, SG&A remained flat.

As Chris will discuss later, the transfer of test operations to a contract manufacturer in Asia will be an incremental investment of approximately a $0.5 million per quarter from Q1 to Q4 in 2010. This will be partially offset by the savings of the decrease in fixed test cost by Q3. We reported a loss of $1.8 million from operations in Q4. Our approximate operating breakeven level when product revenue is at $45 million per quarter. That concludes my comments on Q4 quarter results.

I’d like to take a look at the bigger picture of fiscal year 2009. Certainly, the resolution of the bond put is on the top of the list. This allowed us to substantially deleverage the balance sheet from $140 million of debt to $75 million. We worked hard to keep expenses in line with our revenue opportunities and despite a 30% decrease in product revenue we were able to maintain the majority of our planned R&D investments, we actually increased R&D headcount in 2009. We decreased our SG&A and manufacturing overheads. We remain cash flow few neutral from operations for the year, and we decreased our operating breakeven level from $55 million per quarter to approximately $45 million per quarter of revenue.

Because we were able to maintain our R&D investment in 2009, we expect 2010 will be a promising year for product introductions to meet our customers’ demands and enable them to stay competitive. Finally, as we do every year, I’d like to remind you of our long-term financial targets which have not changed. On our income statement our targets are expressed as a percent of revenue. Gross margin, the target is between 55 and 60% of revenue. R&D is 25 to 28%. SG&A is 11 to 14%. Operating income is 11 to 16% and EBITDA, 17 to 22%. On the balance sheet, the targets are five inventory turns per year and we expect accounts payable and accounts receivable to remain at normal operating levels.

Now, back to Chris.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thanks, Rich.

So let me start with our view of the overall market environment. We, along with most of our peers, continue to see improvements in the overall macroenvironment. As Rich noted, product revenues for the quarter are up, in line with comments we made last quarter, that we’re continuing to see improving economic conditions. While the near term market has improved, we still see some mixed signals from our customers and from the overall market. Visibility is better but it’s not yet at what I would consider typical levels.

Now the market-specific update. We classified product revenues into two major markets that we call Carrier Networking and Enterprise Networking. We report our business in three segments, Carrier, Enterprise, and Non-core. In addition, we break out intellectual property licensing revenue from product revenues.

I’ll start with Carrier Networking. In Q4 2009, Carrier was approximately $17 million, or 43% of our total product revenues of $39.2 million. Carrier sales were up 2% sequentially, but down 31% on a year to year basis. As a percentage of revenue, Carrier was down slightly compared with last quarter. In Q4 2009, Enterprise was $17.2 million, which is up 15% sequentially, but down about 13% on a year to year basis. As a percent of revenue, Enterprise grew to 44% of total product revenue, from the 41% in the prior quarter. We saw strength in our Ethernet Max and our PHY product family as well as our signal integrity products that sell into Enterprise as well as Carrier applications.

We classify the remaining portion of product revenue as Non-core. Non-core revenue was $5.1 million which was up 9% from the prior quarter, and down over 50% on a year to year basis. Non-core continues to contribute about 13% of total revenue. Our Non-core business is comprised of legacy storage products including our radon chip processors, Fibre Channel port bypass circuits and certis as well as some older Non-core networking products such as network processors. We’ve been forecasting a decline in this segment for actually for several years and we continue to expect a slow decline through the remaining quarters in 2010. We had no IP licensing revenue in the quarter. IP revenue for the fiscal year 2009 was $13.25 million.

In summary, fourth quarter 2009 product revenues were up about 8% sequentially. For the fiscal year, product revenues were $155 million, down 29% from the $218 million in 2008. Carrier revenues were 44% of the total, Enterprise was 39% of the total, and Non-core was 17% of the total. Core product revenues, we consider Carrier and Enterprise combined, were $129 million, down 23% from the $169 million in 2008.

In the quarter, our top ten customers were 53% of total product revenue, which is in line with prior quarters. We had only one customer, Huawei at over 10%. Of our top ten customers, five are primarily Carrier, five are primarily Enterprise focused, so we’re very well balanced and diversified. Several of these customers, Huawei, ZTE, Cisco, others, overlap both the Carrier and Enterprise segments of our business. Huawei was our largest customer in fiscal 2009.

Geographically, sales in Q4 were well distributed. North America at 40%, Asia-Pacific at 48%, and Europe at 12%. We did see some return, particularly in the Carrier segment, in Europe and the US.

This quarter we announced three new products. We announced a new higher speed version of our 144 x 144 cross point switch. At over 10 gigabits, this product will be used for both Carrier and Enterprise switching applications. This is now the highest bandwidth switch available on the market today.

On the other end of the spectrum, we announced the 3316, a 16 port cross point switch, the switch has actually got very broad appeal for switching and back plane applications in a very broad variety of systems, Carrier, Enterprise and even in video applications. We’re seeing very strong response to both of these new product announcements. We already have design wins for both products and have currently more than 20 pending design opportunities for these products. In addition, we announced the new version of our popular 10 Gigabit Ethernet transceiver, the 8486. This part has capabilities for both LAN and WAN networks and it provides Synchronous Ethernet technologies for timing-critical applications, such as wireless backhaul.

In 2009, our goal was to deliver three new products per quarter. We actually averaged four per quarter for a total of 16. Throughout 2009, as Rich mentioned, we continue to invest in critical R&D projects. While we are able to trim our expenses in R&D modestly, we actually increased our headcount in the development organization by over 15% from year to year. And because we funded our critical programs, we see a very strong product cycle beginning in fiscal Q2 2010. We expect to introduce over 30 new products in the year across all of our product lines, including Carrier and Enterprise Ethernet Switching, transport, and physical layer components. We expect to sample these products to a very broad spectrum of our customers throughout 2010 and these products will be growth drivers for us in 2011 and beyond.

In addition to our critical product developments, we’re focused to accelerate our efforts to reduce cost and improve our operating leverage. We’re going to undertake a major initiative to transition our Camarillo, California probe and test facility to subcontractors in Asia. This effort is already well underway, and it will allow us to variablize a substantial production expense. It’s going to reduce our cycle times in manufacturing, reduce the related inventory levels, and allow us to better serve our customers, most of whom are in Asia. It will require an investment of approximately $1.5 million over the next couple of quarters. This will partially be offset starting in Q3, with reductions in fixed costs of our Camarillo facility. And once completed, this transition will result in a substantial annual cost savings for the Company. Should reduce our cost of revenue by 1 to 2 percentage points. It will also provide us needed flexibility to adjust our manufacturing spending with our revenues.

So in closing, I’m pleased to say we’re executing on our operating plan in a very challenging environment. We’re convinced we’re through the worst of the downturn. We’ve achieved our primary financial goal of being cash flow neutral for the year without impacting our R&D investment. Steps we’ve taken to substantially reduce our operating expenses have shown good results in 2009, and will continue to benefit us in 2010. We resolved our debt issues with the completion of our debt restructuring in October, and we move forward with a strong balance sheet.

In the longer term, the fundamentals of our market seem to be strengthening. We continue to invest to ensure we are positioned with the right products. We have a very strong product cycle in 2010, and the right customers to benefit from improving economic environment. Following our special shareholders meeting in January, we will be on sound financial footing. We look forward to begin the process of relisting on NASDAQ and expect to be in much better position to attract new investors and analyst support. We are planning a fairly robust Investor Relations program for 2010. We’ll be out meeting with investors and analysts regularly over the course of the year. We hope to see some of you at our presentation at the Needham conference upcoming in January and we’ll keep you posted on other plans we have. We appreciate your continued support through what’s been several very difficult years and we look forward to the better times ahead.

With that, I’m pleased to return the call to Christian for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). We’ll pause for just a moment to compile the Q&A roster. Our first question comes from the line of [John Smith].

John Smith — Analyst

Hi. The question is what conference are you going to in January?

Chris Gardner - Vitesse Semiconductor - President, CEO

We’re going to the Needham Growth Conference, which I believe is January 14th in New York City.

John Smith — Analyst

Thank you.

Operator

(Operator Instructions). Our next question comes from the line of [Robert Dandy].

Robert Dandy — Analyst

Hey, guys, thanks for taking my call. First of all, congratulations on getting through the debt restructuring.

Chris Gardner - Vitesse Semiconductor - President, CEO

Thank you.

Robert Dandy — Analyst

No problem. Wanted to talk to you a little bit with regard to any feel — I mean, obviously I voted my shares in favor of the Board’s recommendations on the proxy. Any feel for how that’s going ahead of time?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, we probably are not allowed to talk about the status of the vote. I can tell you that we have some substantial new shareholders right in the bond holders who were subject to the equity swap. They are required as part of the deal to vote their shares in favor. So you can do the math there and it’s — that’s a reasonable percentage of the outstanding. So I think we’re in — we should expect to be in good shape.

Robert Dandy — Analyst

Fine. Ten weeks in or so to the quarter at this point in time, Q1, how are things going?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, we don’t give guidance and I — so I don’t want to really touch that. I would say that in my statements we said the markets definitely overall seem to be improving. We definitely see some mixed signals there. I was in Asia talking to some of the fabs last two weeks ago and they’re starting to see the — I guess what I would call the major upturn moderate a little bit. They’re primarily serving a lot different markets than we do. Most of their business comes out of consumer and the wireless segment. But we’re — I’d say we’re cautiously optimistic on the rebound.

Robert Dandy — Analyst

Along those lines, was there any uptick that you had seen in the business that was material immediately post the restructuring?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, clearly, look, our business is very long-term business, right? People design in our products. They can’t — we’re mostly single sourced so it’s very, very difficult for them to design us out. They generally then order what type — the amount of product they need.

Where we expect to see an upturn as I mentioned, is in terms of design wins and design traction. Our financial situation, particularly over the last quarter, was something that was generating some concern at our customer base. Now that we’ve cleared that, I would say certainly every customer I personally visited, which is probably upwards of 10 already, are extremely pleased with the results and the fact that for them, this is a very, very nice transition. It gives them a critical supplier that has a strong balance sheet and it doesn’t create any confusion in their supply chain so generally customers are very pleased.

Robert Dandy — Analyst

Okay. Great. Anything that you can talk about as far as any additional IP opportunities that you see on the horizon?

Chris Gardner - Vitesse Semiconductor - President, CEO

We do have an IP pipeline and these are fairly substantial deals, as you’ve seen from the history. They tend to be very lumpy. They’re difficult to predict. But I think we’re hopeful that we can continue at sort of the rates that you’ve seen in 2008 and 2009. We expect towards the end of — I guess end of fiscal 2010 to start seeing a little bit of royalty revenue coming in from one of the early deals that we did. That will start slowly but in 2011,2012, could start to be an interesting amount of money for us. So it is an ongoing effort for us and we have a fair number of opportunities that we’re pursuing.

Robert Dandy — Analyst

Just two more questions. If you had to, I mean, what is your best — your hottest product line at this point in time in your product mix?

Chris Gardner - Vitesse Semiconductor - President, CEO

Oh, gosh. That’s hard to say. We have a pretty broad portfolio. If you look at sort of what’s starting to ramp from a growth perspective, it’s really products that are moving Ethernet into the Carrier network, so our Ethernet-over-SONET, our Synchronous Ethernet physical layer devices and anything that’s at 10 gigabits.

Our high speed products really are growing pretty rapidly, the high speed, high speed signal integrity type products. Our cross point switches, et cetera. So in 2010, you’ll see a whole new wave of products kind of across the board and that will be really Ethernet Switching products targeted at both Enterprise and Carrier applications, transport type products, as well as physical layer products.

Robert Dandy — Analyst

Okay. And last question. With regard to the $50 million debenture that’s out there, obviously as a shareholder I’m interested in as least dilution as possible. What are the prospects going forward for getting that paid or refinanced at some point in time in the future?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, that debenture, as you say, it’s $50 million. It does have a convert on it. That convert is obviously at the bond holders’ discretion. There is a — what I would call a soft callable feature but that doesn’t start for three years out. So that’s something we’ll have to look at as we move forward to see how we would consider taking that out one way or another.

Robert Dandy — Analyst

So right now you’ve got on the senior facility $25 million, $50 million in this debenture and about $40 million in cash right now; is that correct?

Chris Gardner - Vitesse Semiconductor - President, CEO

That’s correct.

Robert Dandy — Analyst

All right. That’s it. Thanks, guys.

Chris Gardner - Vitesse Semiconductor - President, CEO

You bet.

Operator

Our next question is from the line of [Andrew Bake].

Andrew Bake — Analyst

Thanks for taking my call. And just want to get your thoughts on the competitive landscape. If you look at some of your closest competitors like AMCC and PMC-Sierra, PMC-Sierra seems to have moved to sort of peripheral areas and AMCC is kind of divided between the transport and processors. And given the fact that they’re relative revenues in your core kind of groups, I think they’re less than what Vitesse has. Would you consider you taking sort of a leadership positions in your core groups?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, that’s a good question. I mean, if you look at PMC and AMCC, they’re both historically been competitors in the Company in different spaces. As you mentioned, PMC is primarily targeted the telecom Carrier networks but most of their business is actually in T1-E1 revenues right, sort of the legacy access protocols and they started to move that forward with passive optical network, PON technology. We really don’t play substantially — we don’t play at all in T1-E1, and we don’t play substantially in the PON access business.

You contrast them to AMCC, AMCC now is as you said they’re guided up between the processor segment of their business and the transport segment of their business where they have good market leadership in OTN processing and FEC chips. We compete against both of them. I think one of the keys you’ll see in our product portfolio is that we’ve really invested heavily in the transition of these networks to more and more Ethernet and that’s driven by the need for IP protocol and moving that over Ethernet technology in both Enterprise and Carrier networks.

And a lot of the segments that — particularly PMC serves, are going to be migrating to Ethernet and I think if you look at how those two companies are positioned to service the transition to Ethernet-based networks, they really haven’t made the same kind of investments that we have in that technology and I think are behind the curve in terms of catching that emerging market. So that’s — as you look into 2010, I think that’s where you’ll see us staking a claim really is in how we port those kind of Carrier applications, such as wireless backhaul networks, to Ethernet-based protocols and I think that’s where we have a good opportunity to be — to take a leadership position.

Andrew Bake — Analyst

And just to follow up, I think the — you’re well positioned to I think some of the markets that you’re pursuing, but somehow I think the success your strategy depends on the market dynamics. So I’m looking at your success may hinges on some of the markets like Ethernet Carrier, Carrier Ethernet and wireless backhaul and 10 gigabit Enterprise and transport. Are there any other areas that you are looking at to leverage your products?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, those are some really good ones and if you look at growth rates in, for example, wireless backhaul equipment based on Ethernet equipment I’ve seen numbers north of 50% so that’s a target for our products, broader transport. 10 gigabit is another area that you mentioned. And then as I said earlier, sort of more broadly, signal integrity, just moving whether it’s 10 gigabit or 6 gigabit or other rates in that area, moving those kind of signals over high density back planes is a target. And we announced a product a quarter or two ago targeted 8 gig Fibre Channel and that’s a storage protocol and we’re not in storage per se but we know how to move those kind of high speed signals across the back plane an interconnects that’s ref lent in these very large storage systems so that’s another area that we’re focused on.

Andrew Bake — Analyst

Just last question. I’m pretty sure you guys are at least have a plan or working on some of the future products in the areas of 40 gig and 100 gig. But I haven’t seen any product announcements in those areas. Could you comment?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes. So we are working on both 40 and 100 gig products and we’ll probably have some announcements in certainly the first half of 2010 in that regard.

Andrew Bake — Analyst

Thank you.

Operator

Our next question comes from the line of [Hector Cappata].

Hector Cappata — Analyst

Yes, gentlemen. From an investor’s standpoint, there’s this concept of — I believe it’s called share price appreciation. Assuming that the reverse split will be approved and will go through, do we have time to possibly try and grow the share price some before the reverse split or is there a rush to do this immediately?

Richard Yonker - Vitesse Semiconductor - CFO

Well, I think the general thinking is that one of the things that will allow us to move the share price is to get more investors, particularly institutional investors into the stock. And if you look at that, one of the things that we’ve bumped into in the last, well, 36 months, is the fact that we’re not listed on a major exchange and there are absolutely investors I think who would consider our stock except for that fact. Now, certainly we’ve also until recently faced an impending balance sheet challenge, and I think that has limited our ability to attract substantial institutional investors as well. So I think we’re hopeful that now that the balance sheet issues are fixed, the reporting issues are fixed, that if we can get ourselves on to — back on the NASDAQ, we’ll be able to attract a different type of investor that will be able to add some value to the shares.

Hector Cappata — Analyst

Could we not also attract shorters or naked shorters, even and just be in further trouble down the road?

Richard Yonker - Vitesse Semiconductor - CFO

Well, I think that’s something we’ve discussed and I think it’s — you know, certainly for consideration of the Board. We’ve had those conversations and we’ll balance that out and the Board will make an appropriate decision on what they think is the best path.

Hector Cappata — Analyst

A few more quick things. Much was said in a previous call about a Company with three initials that was — said they would be favorable if we settled everything. Have we sent someone over there to call on them since the settlement has happened?

Chris Gardner - Vitesse Semiconductor - President, CEO

Yes, I’m on my way. I’m going to see them in a couple weeks. No, it’s a date we set and we’ll — I’ll be there face-to-face with them.

Hector Cappata — Analyst

And one last thing. With so many of these distractions out of the way now, can you promise us that this time next year there will be no accounting discrepancy footnotes in our 10-K and that we will be squeaky clean?

Richard Yonker - Vitesse Semiconductor - CFO

Well, the 10-K that we just submitted was pretty squeaky clean in terms of the auditor opinion, which was unqualified, meaning the only issue is that we’ve got some long-tailed material weaknesses, inventory is — want to make sure that’s really cleaned up and squeaky clean and we’ve got a modest one in terms of access to our information systems that we’ve got to plan for, so the key with these cleanups, especially the material weaknesses, is that in most cases we’ve got even these that are still outstanding fixed. You’ve got to get a big much sample size to remediate it so the auditors can come in and our third party can come in and say — take samples and say yeah you did fix the process so actually they’re fixed now. It’s just a matter of getting enough history with them so they can be sampled and then proven clean. So yeah, we’re well on our way.

Hector Cappata — Analyst

Thank you.

Operator

(Operator Instructions). Our next question comes from the line of [David Shell].

David Shell — Analyst

Good afternoon, gentlemen.

Chris Gardner - Vitesse Semiconductor - President, CEO

Good afternoon.

David Shell — Analyst

This is my second straight conference call asking questions that I’m not sure if you recall my questions I asked last time we were talking and I commend you on going through this difficult challenge to get the Company at least moving forward. I do have some concerns and I’m sure they are probably concerns that pretty much everybody listening to this call have. Since we as investors have kind of just rode this whole thing out, we’ve lost about — we’ve lost about 50% of our investment just over the last three months, from our last conference call to now, the stock has went to today it’s $0.24. So my question is, we have about 60 million shares outstanding and we’re going to dilute another 700 million. Is that correct?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, I don’t know if I would use the phrase dilute. Yes, we will have a total of 700 million.

David Shell — Analyst

So if we’re going to have 700 million shares at today’s price, let’s say $0.235 or $0.24 and then we’re going to do a reverse split to get to the NASDAQ which of course you’re going to probably do that, what’s your split going to be? Ultimately, as an investor, we’re trying to figure out, okay, let’s say I have 100,000 shares myself, so am I going to end up with 1,000 shares? What am I going to end up with?

Richard Yonker - Vitesse Semiconductor - CFO

Well, we don’t know the split ratio yet. The proposal provides a range of ratios. You go in and look at the proxy and see what those range are and do the math.

David Shell — Analyst

I’ve looked at those and it’s pretty good size range.

Richard Yonker - Vitesse Semiconductor - CFO

Right.

David Shell — Analyst

I mean, the range is huge. I’ve been an investor in this company for eight years. It’s not like I’m a new investor. I’ve been through the highs and I’ve been to the lowest of lows which I would consider $0.20 a share stock price, that’s about as low as you can get. So when you’re trying to — off course, the best thing for the stock would be to get relisted because you’re going to bring in new investors but what are we going to end up with? I understand we’re going to dilute the stock but —

Richard Yonker - Vitesse Semiconductor - CFO

Just understand that the reverse split in and of itself isn’t an impact to value. It’s two fives for a ten, right. Equal exchange of value, we just redistribute the number of shares. The split itself is not an impact. The earlier call was to the effect of a reverse split. There’s a lot of noise about reverse splits can potentially allow shorts to play games with the stock, et cetera, et cetera.

David Shell — Analyst

Well, that’s my biggest concern because as a big investor, this year I’ve seen that exact thing happen. I mean, all you have to do is look at B of A stock.

Richard Yonker - Vitesse Semiconductor - CFO

Look, there’s a lot of anecdotes. You can look at the ones that have gone poorly, you can look at ones that have gone much better.

David Shell — Analyst

I haven’t seen one that’s gone better. This year, I haven’t.

Richard Yonker - Vitesse Semiconductor - CFO

I think the guys at Mindspeed did a reverse or AMCC did a reverse. So there are guys out there who have done this, primarily for the same reason, right, is that their share prices have been hammered. They’ve gone down in price. They’ve been forced to do this to stay listed on NASDAQ or get relisted and I think from our — the advisors that we have who have looked into this, have good stories and they have bad stories and I think you can find a lot of them on either side.

David Shell — Analyst

I agree with that. I’m just trying to figure out okay, once you get this dilution done and the reverse split done, and we know what the total shares outstanding are, as long as we do not have someone with a huge block of shares shorting the stock, then you should be fine. But the problem is is that how can we as investors be sure that that’s not happening? I mean, how do we know that some of the bond holders or how do we know some of those other people that have all those big blocks of stock that they traded, how do we know that they’re not going to do that? I mean, what kind of assurances can you give us as investors that they’re not going to be doing that?

Richard Yonker - Vitesse Semiconductor - CFO

Look, I can’t — you know, I don’t run the marketplace, right? The markets are the markets. And the best thing that we can do is to have a strong story going into the time frame when we do the reverse split and we will look at where we are, where the markets are, how the Company’s doing, and that will all be part of the decision that the Board takes when we go forward. So those are things we consider and it’s just a simple fact, though, that if we can’t get the share price up, north of that $4 range, we’re not going to be on a major exchange and we believe that that would be a benefit to shareholders.

David Shell — Analyst

I believe that that — I believe every shareholder that you have now believes that. That’s the only way to go to get the stock price up. And if the Company can continue with these new products, and I can commend you on your cost cutting, I do have one last question. Since you’re going to be moving some of your expenses overseas, how much do you feel like you’re going to save by doing that? About how much do you think it’s going to —

Chris Gardner - Vitesse Semiconductor - President, CEO

We put a range out there on the call. We said that we expect this move to reduce our cost of revenues by 1 to 2 percentage points.

David Shell — Analyst

Okay.

Chris Gardner - Vitesse Semiconductor - President, CEO

So, the other way to think about it, you know, that’s the inverse of effectively the inverse of gross margin and if you think of it that way we’ll be adding a couple of points. So it’s a nontrivial cost savings but as important or more important than that, it allows us to reduce our cycle times which provides better responsivity to our customers, allows us to reduce lead times to our customers and it does provide us flexibility such that our operation manufacturing costs will scale more readily now with our revenues. So we’ll be able to adapt to surges in demand as well as downturns in demand from a cost perspective.

David Shell — Analyst

Will that help you with your — one of your goals, and that is to turn your inventory five times? I mean, have you guys been able to achieve that yet?

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, if you — Rich didn’t point out, but if you looked at over the last 18 months where we’ve had our long-term goals out there, our inventory turns goal has always been 4X and because of this, we’ve actually just achieved last quarter 4.1 and because of this transition, we now expect to be able to push that up north of five. So that’s why we’ve moved our —

David Shell — Analyst

I can understand why you would be doing that if you could actually achieve that five, that would be more than one or two points on the possibly on the bottom line if you were able to do that. All right. Well, gentlemen, I don’t have any other questions. And I would say that, thank you very much.

Chris Gardner - Vitesse Semiconductor - President, CEO

All right. Well, thank you.

Operator

That is all the time we have for questions today. Mr. Chris Gardner, you may proceed with any closing remarks.

Chris Gardner - Vitesse Semiconductor - President, CEO

Well, again, I’d like to thank everyone. This has been a challenging year for the Company. For I think investors, certainly for employees and even for our customers. So I’d like to thank everyone. We do have the shareholders meeting coming up in January. It will be here in Southern California so certainly I invite any of you who wish to attend to travel and visit with us and we look forward to following this up with a presentation at Needham in January and then our Q1 call will be in early February. So again, thank you very much. We’ll talk with you soon.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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